WAIVER PURSUANT TO PURCHASE AND SALE AGREEMENT
This Waiver (this “Waiver”), dated as of May 15, 2020, pursuant to that certain Purchase and Sale Agreement, dated as of August 3, 2019, (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), is entered into by and between Occidental Petroleum Corporation, a Delaware corporation (“Parent”), and Total S.A., a French société anonyme (“Buyer”). Capitalized terms used but not otherwise defined in this Waiver shall have the meanings assigned to them in the Purchase Agreement.
RECITALS
WHEREAS, Parent and Buyer acknowledge that the acquisitions of the Mozambique Business and the South Africa Business have been consummated;
WHEREAS, Parent desires to waive all obligations of Buyer pursuant to the Purchase Agreement in respect of acquiring the Ghana Business;
WHEREAS, Buyer desires to waive all obligations of Parent pursuant to the Purchase Agreement in respect of the transfer of the Ghana Business to Buyer;
WHEREAS, Parent and Buyer agree that the Ghana Business will be retained by Parent, and any obligation of Buyer to acquire the Ghana Business and any obligation of Parent to transfer the Ghana Business to Buyer pursuant to the Purchase Agreement is terminated as of the date of this Waiver; and
WHEREAS, Section 11.3 of the Purchase Agreement provides that any waiver in respect of the Purchase Agreement shall be in writing and signed on behalf of the Party against whom the waiver shall be effective.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Parties hereby agree as follows:
1.Waiver.
(a)Parent hereby waives all obligations of Buyer in respect of the purchase of the Ghana Business pursuant to the Purchase Agreement.
(b)Buyer hereby waives all obligations of Parent in respect of the transfer of the Ghana Business to Buyer pursuant to the Purchase Agreement.
(c)For the avoidance of doubt, Buyer shall not assume any liability or obligation with respect to any current or former employee, independent contractor or other service provider of the Seller or any of its Affiliates whose employment or service is or was primarily related to the Ghana Business, and no such person shall be an Acquired Business Employee, an Offer Employee or a Transferred Employee; provided that the foregoing shall not apply to (i) any Person that is an Offer Employee or Transferred Employee as of the date of this Waiver and (ii) any liability or obligation of Buyer arising pursuant to the Transition Services Agreement (including the schedules and exhibits thereto). Notwithstanding anything to the contrary in the Purchase Agreement or the Company Disclosure Schedules, no Benefit Plan primarily associated with the Ghana Business shall be an Assumed Benefit Plan, and Buyer shall not assume any liability or obligation with respect to any such Benefit Plan.
(d)For the avoidance of doubt, from and after the date of this Waiver, (i) the Ghana Business, and any other Deferred Business which is not ultimately acquired by Buyer, shall not be considered an “Acquired Business” and (ii) Anadarko WCTP Company Limited, and any other Deferred Entity not ultimately acquired by Buyer, shall not be considered a “Company”, in each case for any purpose of the Purchase Agreement.
2.Authority. Each of Parent and Buyer represents and warrants that (a) such Party has all requisite corporate power and authority to execute, deliver and perform this Waiver and (b) the execution, delivery and performance of this Waiver have been duly authorized by all requisite corporate action on the part of such Party.
3.Purchase Agreement References; No Modification. From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Purchase Agreement as amended by this Waiver. Except as expressly set out in this Waiver, the Purchase Agreement (including the exhibits and schedules thereto), the side letters to the Purchase Agreement entered into prior to the date hereof among Parent, Buyer and the other parties thereto, the Transition Services Agreement (including the exhibits and schedules thereto) and the amendments thereto entered into prior to the date hereof among Parent, Buyer and the other parties thereto and the secondment agreements entered into by affiliates of Parent and Buyer prior to the date hereof, shall not be affected in any way. In the event of any conflict between this Waiver and the Purchase Agreement, the terms of this Waiver shall control.
4.Miscellaneous. Article XI (except for the first sentence of Section 11.11) of the Purchase Agreement shall apply mutatis mutandis to this Waiver.
5.Confidentiality. The Parties shall keep the existence of this Waiver and its terms confidential; provided, however, the obligations of the Parties pursuant to this paragraph 5 shall not apply to (i) a public statement or press release by either Party, disclosing that the Ghana Business will not be transferred pursuant to the Purchase Agreement; provided, however, that Section 7.4 of the Purchase Agreement shall apply to any such public statement or press release and (ii) any information which is required to be disclosed by applicable law; provided, further, that in the event disclosure is required by applicable law, the disclosing Party shall, to the extent reasonably practicable, provide the other Party with prompt notice of such requirement prior to making any disclosure so that the other Party may seek an appropriate protective order.
[signature page follows]

IN WITNESS WHEREOF, Parent and Buyer have executed this Waiver as of the date first set forth above.

OCCIDENTAL PETROLEUM CORPORATION

By: /s/ Vicki Hollub
Name: Vicki Hollub
Title: President and CEO

TOTAL S.A.

By: /s/ Aurélien Hamelle
Name: Aurélien Hamelle
Title: General Counsel

[Signature Page to Waiver to Purchase and Sale Agreement]